Exhibit 10.1
AMENDED AND RESTATED SERVICES ALLOCATION AGREEMENT
     THIS AMENDED AND RESTATED SERVICES ALLOCATION AGREEMENT (this “Agreement”) is entered into this 19th day of October 2006 among DONEGAL GROUP INC., a Delaware corporation (“DGI”), ATLANTIC STATES INSURANCE COMPANY, a Pennsylvania stock casualty insurance company (“Atlantic States”), SOUTHERN INSURANCE COMPANY OF VIRGINIA, a Virginia stock casualty insurance company (“Southern”), LE MARS INSURANCE COMPANY, an Iowa stock casualty insurance company (“Le Mars”), THE PENINSULA INSURANCE COMPANY, a Maryland stock casualty insurance company (“Peninsula”), PENINSULA INDEMNITY COMPANY, a Maryland stock casualty insurance company (“PIC”, and, together with Atlantic States, Southern, Le Mars and Peninsula, the “Insurance Subsidiaries”) and DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania mutual fire insurance company (“Donegal Mutual”).
WITNESSETH:
     WHEREAS, Donegal Mutual formed DGI in August 1986 as part of a strategy to utilize a downstream holding company as a means of providing alternative sources of capital for Donegal Mutual’s insurance business;
     WHEREAS, DGI, Donegal Mutual and Atlantic States, a wholly owned subsidiary of DGI, were parties to a Services Allocation Agreement dated September 29, 1986 (the “Prior Agreement”);
     WHEREAS, the purpose of the Prior Agreement was to provide for the allocation of shared costs of certain employees of Donegal Mutual who have provided certain functions and services to DGI and certain of its subsidiaries since October 1, 1986 in connection with an intercompany pooling agreement between Donegal Mutual and Atlantic States;
     WHEREAS, since October 1, 1986, DGI has acquired, and may in the future acquire, insurance companies for which employees of Donegal Mutual provide full-time services and Donegal Mutual is reimbursed on a direct basis for such services;
     WHEREAS, Donegal Mutual has provided such services to DGI and the Insurance Subsidiaries in an efficient and effective manner;
     WHEREAS, Donegal Mutual and DGI wish to continue a mutually beneficial relationship among Donegal Mutual and DGI for the respective benefit of Donegal Mutual and DGI and the Insurance Subsidiaries;

     WHEREAS, DGI, Atlantic States and Donegal Mutual amended the Prior Agreement (the “Prior Amendment”) to remove Atlantic States as a party, to reflect developments in the respective businesses of DGI and the Insurance Subsidiaries and Donegal Mutual since the date of execution of the Prior Agreement and the interrelated nature of their businesses as conducted under the name Donegal Insurance Group and to provide for the appropriate allocation and payment of expenses in accordance with the current practices of Donegal Mutual, DGI and the Insurance Subsidiaries; and
     WHEREAS, DGI, Donegal Mutual and the Insurance Subsidiaries wish to amend the Prior Amendment to reflect requests for changes to the Prior Amendment by certain state insurance departments and to restate the Prior Amendment as so amended;
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and intending to be legally bound hereby, Donegal Mutual, DGI and the Insurance Subsidiaries agree as follows:
     1. Effective Date. The effective date of this Agreement shall be November 1, 2006 (the “Effective Date”). This Agreement shall continue in effect unless and until terminated pursuant to Section 5.
     2. Services To Be Provided.
          (a) Donegal Mutual agrees to provide employees who shall perform the services described in Section 2(d) for and on behalf of and in the name of Atlantic States, and Donegal Mutual and Atlantic States agree that all of the costs and expenses of Donegal Mutual in providing those services and employees to Atlantic States shall be allocated between Donegal Mutual and Atlantic States in proportion to their respective participation from time to time under the Proportional Reinsurance Agreement dated as of September 29, 1986 and most recently amended as of April 20, 2000 between Donegal Mutual and Atlantic States.
          (b) Donegal Mutual agrees to provide employees who shall, directly or indirectly, perform the services described in Section 2(d) for and on behalf of DGI and the Insurance Subsidiaries other than Atlantic States, and DGI and the Insurance Subsidiaries other than Atlantic States, agree either to reimburse Donegal Mutual or to allocate among Donegal Mutual, on the one hand, and DGI and the Insurance Subsidiaries other than Atlantic States, on the other hand, the costs and expenses of Donegal Mutual in providing such services and employees to DGI and the Insurance Subsidiaries other than Atlantic States.
          (c) Donegal Mutual, DGI and the Insurance Subsidiaries agree that the fundamental purposes of this Agreement are (i) to secure the provision of the services described in Section 2(d) to DGI and the Insurance Subsidiaries and (ii) to assure that

Donegal Mutual receives appropriate payments from DGI and the Insurance Subsidiaries so that Donegal Mutual has no net cost for providing the services and employees, or, in the case of Atlantic States, for providing Atlantic States’ proportionate share of such services and employees as described in Section 2(a), pursuant to this Agreement. Exhibit A to this Agreement provides specific but non-exclusive guidelines as to how such allocations and reimbursements shall be calculated and settled, and Exhibit A may be amended from time to time by the mutual agreement of Donegal Mutual, DGI and the Insurance Subsidiaries.
          (d) The services are as follows:
               (i) Underwriting – the development, implementation and administration of policies relating to underwriting and the acceptance of risks, the maintenance of underwriting manuals and guidelines and services relating to the development of insurance products and rates, the provision of all actuarial services necessary or appropriate for the operation of the Insurance Subsidiaries, the analysis of loss trends and reserve developments and risk concentrations and the arranging for insurance, loss control and other reasonable risk management services in the underwriting process to protect the Insurance Subsidiaries and their respective properties and other assets against loss, damage and liabilities;
               (ii) Claims – the admitting, adjusting, compromising, rejection and settlement of claims under insurance policies issued by the Insurance Subsidiaries and the collection of reinsurance and recoverables;
               (iii) Reinsurance – the review, negotiation, monitoring and coordination of all reinsurance contracts and placements, including the determination of the amounts, terms, types and structure of reinsurance to be obtained and the selection of the reinsurers;
               (iv) Investments – the investment of all available funds in the name of DGI and the Insurance Subsidiaries pursuant to their respective investment policies, and the management of the respective investments of DGI and the Insurance Subsidiaries;
               (v) Information Services – the purchase and maintenance of computer hardware and software systems and the creation, implementation and maintenance of computer programs utilized within those systems. Such systems shall include, but not be limited to, accounting and bookkeeping systems, automated underwriting and policy issuance systems, claims processing systems, premium billing systems, electronic imaging systems, Internet web systems and storage and processing systems for maintaining information to enable the preparation and analysis of daily, weekly and monthly reports;
               (vi) Personnel and Professional Services – the appointment, direction, removal and suspension, in the name of DGI and the Insurance Subsidiaries, of employees and agents, including the determination of the appropriate levels thereof, and the ongoing review and analysis of professional services, including the retention of counsel, accountants, actuaries and other consultants;
               (vii) Financial Reporting – the analysis and reporting of actual performance to budgeted performance, including analysis of financial results through the budgeted period and the preparation of all statements and reports necessary or appropriate for the respective businesses of DGI and the Insurance Subsidiaries, including reports to insurance regulatory authorities and the Securities and Exchange Commission;
               (viii) Tax Administration – the ordinary and necessary tax administration services for income taxes, premium taxes, sales and use taxes, franchise and similar taxes and any other taxes incurred;
               (ix) Accounting Services – the providing of routine accounting and bookkeeping services relating to cash, cash equivalents, receivables, supplies and other inventory items, fixed assets and other asset accounting, accounts payable, notes payable, other trade payables, payroll and payroll taxes, other general ledger items, accounting services relating to investments and the reconciliation of all bank accounts;
               (x) Policyholder Services – the maintenance of policyholders’ customer relation services and the maintenance of policyholder information, including names, addresses, policy anniversary dates and premiums due;
               (xi) Internal Audit and Compliance Services – the providing of internal audit and compliance services to obtain an ongoing independent and objective evaluation of the internal control systems designed to provide reasonable assurance regarding the efficiency and effectiveness of operations, the reliability of financial reporting and compliance with applicable laws and regulations;
               (xii) Actuarial Services – the providing of actuarial services including review and analysis of claims reserving assumptions, historical claims experience and trends such as reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes; and
               (xiii) Marketing, Sales and Advertising Services – the creation and development of marketing, sales and advertising programs, media and agency co-op promotional materials to further increase brand awareness and promote the sales of insurance products and services.
          (e) Donegal Mutual shall use its best efforts to provide the services described above and such other or additional services as DGI or the Insurance Subsidiaries may from time to time request pursuant to this Agreement. Notwithstanding the foregoing, DGI and the Insurance Subsidiaries agree that Donegal Mutual shall have no obligation to provide services to DGI and the Insurance Subsidiaries of a quality greater than the quality of such services that Donegal Mutual maintains for its own operations.
          (f) Donegal Mutual shall, within 90 days after the expiration of each calendar year during the term of this Agreement, furnish the Boards of Directors of DGI and the Insurance Subsidiaries with a written report as to the allocations and reimbursements between Donegal Mutual, on the one hand, and DGI and the Insurance Subsidiaries, on the other hand, during such year as shall be sufficient, (i) in the discretion of the disinterested members of the Boards of Directors of DGI and the Insurance Subsidiaries, to provide a commercially reasonable basis to reach the conclusion that the transactions between Donegal Mutual, on the one hand, and DGI and the Insurance Subsidiaries, on the other hand, have been fair to DGI and its stockholders under prevailing circumstances and (ii) as shall be sufficient in the discretion of the disinterested members of Donegal Mutual’s Board of Directors, to provide a commercially reasonable basis to reach the conclusion that the transactions between Donegal Mutual, on the one hand, and DGI and the Insurance Subsidiaries, on the other hand, have been fair to Donegal Mutual and its policyholders under prevailing circumstances.
          (g) Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture relationship between DGI and the Insurance Subsidiaries, on the one hand and Donegal Mutual, on the other hand, and Donegal Mutual’s status under this Agreement shall be that of an independent contractor. In connection with the performance of services under this Agreement, neither DGI, the Insurance Subsidiaries nor Donegal Mutual shall make any statement or take any action that is inconsistent with the provisions of this Section 2(g). It is understood and agreed that the management, control and direction of the operations and policies of DGI and the Insurance Subsidiaries shall remain at all times under the exclusive control of the respective boards of directors of DGI and the Insurance Subsidiaries.
          (h) In the event that an issue or question arises in the future as to how this Agreement should be interpreted or whether the provisions of this Agreement should or should not apply in a particular set of circumstances as to a particular transaction between Donegal Mutual and DGI or one of the Insurance Subsidiaries, the issue or question shall be referred, upon the request of any of Donegal Mutual, DGI or the Insurance Subsidiary, for resolution to the Coordinating Committee maintained by the Boards of Directors of Donegal Mutual and DGI, and the decision of the Coordinating Committee with respect to such issue or question shall be final and binding on Donegal Mutual, DGI and the Insurance Subsidiaries.
     3. Books and Records.
          (a) Donegal Mutual shall keep accurate records and accounts of all services provided pursuant to this Agreement. Such records and accounts shall be maintained in accordance with sound business practices and shall be subject to such systems of internal control as are required by law. All records and accounts shall be available for inspection by DGI, the Insurance Subsidiaries and their respective representatives, including DGI’s independent registered public accounting firm, at any time upon request during commercially reasonable hours.
          (b) All of Donegal Mutual’s records and accounts shall be its property, subject to the right of inspection of DGI and the Insurance Subsidiaries under Section 3(a) of this Agreement and the examination rights of insurance and other applicable regulatory authorities. All records and accounts of each Insurance Subsidiary shall be its property.
          (c) DGI and the Insurance Subsidiaries, as the case may be, shall be solely responsible, severally and not jointly, for, and shall hold harmless and indemnify Donegal Mutual, including its successors, officers, directors, employees, agents and affiliates, from and against all losses, claims, damages, liabilities and expenses, including any and all reasonable expenses and attorneys’ fees and disbursements incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever, whether or not resulting in any liability, suffered, incurred, made, brought or asserted by any person not a party to this Agreement in connection with Donegal Mutual’s provision of services to DGI and the Insurance Subsidiaries, unless such loss, claim, damage, liability or expense results from the negligence, willful misconduct or fraud of Donegal Mutual or its officers, directors, employees, agents or affiliates or any other person engaged by Donegal Mutual to provide services to DGI and the Insurance Subsidiaries.
          (d) Donegal Mutual shall be solely responsible for, and shall hold harmless and indemnify DGI and the Insurance Subsidiaries, as the case may be, including their respective successors, officers, directors, employees, agents and affiliates, from and against all losses, claims, damages, liabilities and expenses, including any and all reasonable expenses and attorneys’ fees and disbursements incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever, whether or not resulting in any liability, suffered, incurred, made, brought or asserted by any person not a party to this Agreement resulting from the negligence, willful misconduct or fraud of Donegal Mutual or its officers, directors, employees, agents or affiliates or any other person engaged by Donegal Mutual to provide services to DGI and the Insurance Subsidiaries.
     4. Approval by the Pennsylvania Department of Insurance. Donegal Mutual has submitted this Agreement to the Pennsylvania Department of Insurance for its review and approval in accordance with Chapter 14 of the Insurance Company Law of Pennsylvania, and such approval has been obtained.

     5. Termination. This Agreement shall have a term that initially expires on December 31, 2011, provided, however, that, on each December 31 after the Effective Date of this Agreement, the term of this agreement shall be extended by one year so that at all times this Agreement shall have a then current term of five years; provided, however, that this Agreement may be terminated at any time prior to its then termination date in any of the following events, subject, in all events, to the receipt of any necessary insurance regulatory filings or actions:
          (a) By Donegal Mutual, upon 180 days prior written notice to DGI and the Insurance Subsidiaries, if a Change of Control (as defined in this Agreement) of DGI shall have occurred. As used herein, “Change of Control” shall mean (i) the acquisition of shares of DGI by any “person” or “group,” as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended, in a transaction or series of transactions that result in such person or group directly or indirectly becoming the beneficial owner of 25% or more of the voting power of DGI’s common stock after the date of this Agreement, (ii) the consummation of a merger or other business combination after which the holders of voting common stock of DGI do not collectively own 60% or more of such voting common stock of the entity surviving such merger or other business combination, (iii) the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of DGI, but excluding therefrom the sale and reinvestment of the investment portfolio of DGI and the Insurance Subsidiaries or (iv) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions specified in clauses (i), (ii), (iii) and (iv), each, a “Transaction”, the persons who constituted a majority of the members of the Board of Directors of DGI on the date of this Agreement and persons whose election as members of the Board of Directors of DGI was approved by such members then still in office or whose election was previously so approved after the date of this Agreement but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Board of Directors of DGI then in office. A Transaction shall be deemed to constitute a Change in Control only upon the consummation of the Transaction.
          (b) By DGI and the Insurance Subsidiaries, upon 30 days prior written notice to Donegal Mutual, if Donegal Mutual shall have become insolvent or shall have become subject to any voluntary or involuntary conservatorship, receivership, reorganization, liquidation or bankruptcy case or proceeding.
          (c) By Donegal Mutual, DGI and the Insurance Subsidiaries at any time by mutual written agreement.
          (d) The aforesaid respective rights of termination of DGI, the Insurance Subsidiaries and Donegal Mutual may be exercised without prejudice to any other remedy to which DGI, the Insurance Subsidiaries or Donegal Mutual, as the case may be, is entitled in law or in equity.
     6. Miscellaneous.
          (a) All notices, communications and deliveries under this Agreement shall (i) be made in writing, signed by the party making the same to the address as specified below, (ii) specify the section of this Agreement pursuant to which such notice is given, (iii) be deemed to be given if delivered in person, on the date delivered, or if sent by facsimile, on the date sent (if the party giving the notice, or its employee or agent, has no reason to believe that the facsimiled notice was not made or received), or if sent by Federal Express or some other overnight express courier with costs paid, on the date delivered to such express courier and (iv) be deemed received if delivered in person, on the date of personal delivery, or if by facsimile, on the first business day after sent (if the party giving the notice, or its employee or agent, has no reason to believe that the facsimiled notice was not made or received), or if sent by Federal Express or some other overnight express courier, on the first business day after delivered to such overnight express courier:
     if to DGI, to:
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547
Attention: President
Facsimile: 717-426-7009
     if to Donegal Mutual, to:
Donegal Mutual Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: President
Facsimile: 717-426-7009
     if to Atlantic States, to:
Atlantic States Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: Chief Executive Officer
Facsimile: 717-426-7009

     if to Southern, to:
Southern Insurance Company of Virginia
1195 River Road
Marietta, Pennsylvania 17547
Attention: Chief Executive Officer
Facsimile: 717-426-7009
     if to Le Mars, to:
Le Mars Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: Chief Executive Officer
Facsimile: 717-426-7009
     if to Peninsula and/or PIC, to:
The Peninsula Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: Chief Executive Officer
Facsimile: 717-426-7009
Such notice shall be given at such other address or to such other representative as a party to this Agreement may furnish pursuant to this Section 6(a) to the other party to this Agreement.
          (b) No assignment, transfer or delegation, whether by merger or other operation of law or otherwise, of any rights or obligations under this Agreement shall be made by a party to this Agreement without the prior written consent of the other party to this Agreement and, if required by applicable law, the Pennsylvania Commissioner of Insurance and any other insurance regulatory authority having jurisdiction over this Agreement. This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns.
          (c) This Agreement constitutes the entire agreement of the parties to this Agreement with respect to its subject matter, supersedes all prior agreements, including the Prior Agreement, of the parties to this Agreement with respect to its subject matter and may not be amended except in writing signed by the party to this Agreement against whom the change is asserted. The failure of any party to this Agreement at any time or times to require the performance of any provision of this Agreement shall in no manner affect the right to enforce the same and no waiver by any party to this Agreement of any provision or breach of any provision of this Agreement in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision or breach of any other provision of this Agreement.
          (d) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties in originally entering into this Agreement as expressed in the Recitals to this Agreement.
          (e) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

DONEGAL MUTUAL INSURANCE COMPANY		DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller	By:	/s/ Donald H. Nikolaus

	Jeffrey D. Miller, Senior Vice President		Donald H. Nikolaus, President
	and Chief Financial Officer		and Chief Executive Officer

ATLANTIC STATES INSURANCE COMPANY		SOUTHERN INSURANCE COMPANY OF VIRGINIA

By:	/s/ Daniel J. Wagner	By:	/s/ Jeffrey D. Miller

	Daniel J. Wagner, Senior Vice President		Jeffrey D. Miller, Senior Vice President
	and Treasurer		and Chief Financial Officer

LE MARS INSURANCE COMPANY		THE PENINSULA INSURANCE COMPANY

By:	/s/ Donald H. Nikolaus	By:	/s/ G. Eric Crouchley, III

	Donald H. Nikolaus, President		G. Eric Crouchley, III, President
and Chief Executive Officer

PENINSULA INDEMNITY COMPANY

By:	/s/ G. Eric Crouchley, III

G. Eric Crouchley, III, President

EXHIBIT A
Services Allocation Agreement
Allocation and Reimbursement Guidelines
The following information sets forth allocation and reimbursement guidelines to be followed for the calculation and settlement of amounts pursuant to the Agreement.
1. Personnel Costs.
     Personnel Costs as used in this Exhibit A shall be defined to include salaries and payroll tax expense. Calculation and settlement of allocations and reimbursements of personnel costs shall be performed as follows:
     (a) For DGI and the Insurance Subsidiaries other than Atlantic States receiving services from Donegal Mutual employees, DGI and the Insurance Subsidiaries shall reimburse Donegal Mutual for the direct costs of the employees performing such services . Donegal Mutual may also recover an administration fee to cover its costs of services rendered to maintain records and process payroll for DGI and the Insurance Subsidiaries.
     (b) Atlantic States shall reimburse Donegal Mutual for its proportionate share of Donegal Mutual’s personnel costs, after subtracting direct reimbursements from DGI and the Insurance Subsidiaries other than Atlantic States as described in Section 1(a), in accordance with the following allocation methods:
(i)	Underwriting and general personnel costs shall be allocated in proportion to Donegal Mutual’s and Atlantic States’ respective participation under the Proportional Reinsurance Agreement.

(ii)	Claim personnel costs shall be allocated in proportion to Donegal Mutual’s and Atlantic States’ respective average claim reserves and loss payments

(iii)	Investment personnel costs shall be allocated in proportion to Donegal Mutual’s and Atlantic States’ respective average invested assets. Such costs shall include the proportionate amount of personnel costs for individuals who perform duties related to Donegal Mutual’s and Atlantic States’ investment portfolios.

(iv)	Information technology and operational services personnel costs shall be allocated proportionately to the allocations calculated in (i) through (iii)

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above to reflect the provision of information technology and operational services to each of the respective functions.
     (c) Donegal Mutual shall provide to DGI and the Insurance Subsidiaries periodic calculations of amounts pursuant to Section 1(a) and (b), and DGI and the Insurance Subsidiaries shall reimburse Donegal Mutual in the normal course of business, generally within 30 days of receipt of such calculations.
2. Information Services.
     To the extent that Donegal Mutual purchases and maintains the computer hardware and software systems required to service the business underwritten by Donegal Mutual and one or more of the Insurance Subsidiaries, calculation and settlement of allocations and reimbursements for such services shall be performed as follows:
     (a) The estimated purchase price and development costs of computer hardware and software systems required to provide such services shall be divided by the number of years those systems are reasonably expected to serve the respective information services requirements of Donegal Mutual, DGI and one or more of the Insurance Subsidiaries. Such estimated annual cost shall then be allocated to the respective companies based upon their proportionate net written premiums in the year prior to the establishment of the allocation amounts.
     (b) The Insurance Subsidiaries shall reimburse Donegal Mutual for the amounts so allocated on a monthly basis.
3. Miscellaneous Expenses.
     (a) DGI and the Insurance Subsidiaries other than Atlantic States shall reimburse Donegal Mutual for miscellaneous direct and allocated expenses including, but not limited to, postage, in-house printing services and insurance purchased by Donegal Mutual on their behalf. DGI and the Insurance Subsidiaries shall reimburse Donegal Mutual such allocation amounts in the normal course of business, generally within 30 days of receipt of such allocations.
     (b) Atlantic States shall reimburse Donegal Mutual on a monthly basis for its proportionate share of Donegal Mutual’s expenses other than information systems depreciation expense, charitable contributions, real estate expenses and real estate taxes and any other expenses for services solely benefiting Donegal Mutual and after subtracting direct reimbursements from DGI and the Insurance Subsidiaries other than Atlantic States as described in Section 3(a) in accordance with the following allocation methods:

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(i)	Underwriting and general expenses allocated to the underwriting function shall be allocated in proportion to the respective participation of Donegal Mutual and Atlantic States under the Proportional Reinsurance Agreement.

(ii)	Claim adjusting expenses and general expenses allocated to the claim function shall be allocated in proportion to the respective average claim reserves and loss payments of Donegal Mutual and Atlantic States.

(iii)	General expenses allocated to the investment function shall be allocated in proportion to the respective average invested assets of Donegal Mutual and Atlantic States.

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